WesBanco Bank Announces Financial Center Optimization Plan

WesBanco Bank (“WesBanco”), the banking subsidiary of WesBanco, Inc., a diversified, multi-state bank holding company, is announcing a plan to accelerate its financial center optimization strategy.  WesBanco annually reviews the needs of the communities it serves, as well as the performance of its financial centers, to identify necessary improvement plans; and, as such, has closed 15 locations during the last three years.  Reflecting the current operating environment, WesBanco is accelerating this strategy, and with Board approval today, will close 20 existing locations, in addition to five identified earlier this year, and convert two to drive-up only locations. Three locations will close during the fourth quarter, while the remainder will close on or about January 22, 2021. Cost savings are expected to be approximately $6.0 to $6.5 million, phased-in during the first half of 2021.

“We have long had a robust platform of digital banking services, including digital bill pay, P-to-P payments, mobile wallet, mobile banking with remote deposit capability, and online residential mortgage application, deposit account opening, and small business loan application capabilities,” said Todd F. Clossin, President and Chief Executive Officer of WesBanco. “Reflecting the reality of the current environment, we have experienced increased utilization across all of our digital channels as we have effectively met the financial service needs of our customers.  Therefore, we are accelerating our branch optimization strategy to better align our operations with the needs and preferences of our customers.”

The financial centers selected for closure are located across Indiana, Kentucky, Ohio, Pennsylvania and West Virginia. The primary factors supporting these identified closures are the number and type of customer transactions conducted, the limitations and operating costs of the existing facilities, and the proximity of other WesBanco financial centers. Bank leaders will communicate with affected customers to explain options for continued service after the financial centers close. During the next few quarters, WesBanco anticipates incurring total charges of approximately $3.5 to $4.0 million due to the disposition of assets, lease terminations, severance, and other costs associated with the closures.  Finally, some of the staff identified as part of the gross cost savings will be given the opportunity to fill certain open positions at other nearby financial centers.